UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 9, 2005

                                   IPEX, Inc.
             (Exact name of registrant as specified in its charter)

          Nevada                   000-50774               41-2052984
(State or Other Jurisdiction    (Commission File        (I.R.S. Employer
     of Incorporation)              Number)            Identification Number)

             9255 Towne Centre Drive, Suite 235, San Diego, CA 92121
               (Address of principal executive offices) (zip code)

                                 (858) 720-8000
              (Registrant's telephone number, including area code)

                                   Copies to:
                               Marc J. Ross, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 1.01 Entry into a Material Definitive Agreement

      On August 9, 2005, IPEX, Inc. (the "Company") entered into a binding letter of intent to acquire all of the issued and outstanding shares of capital stock of Vinculum Communications, Inc., a privately owned Delaware corporation ("Vinculum"). Vinculum is a San Diego, California-based international long distance carrier that offers termination services to over 150 long distance carriers worldwide. The closing date for the acquisition is scheduled to occur no later than September 30, 2005, unless extended by mutual consent of the parties. Pursuant to the terms of the letter of intent, the Company will pay an aggregate of $14.5 million for the acquisition of Vinculum, which will be paid as follows: (a) $1 million in cash; (b) $11.7 million in shares of the Company's common stock; and (c) $1.8 million of convertible notes (the "Notes").

      The number of shares of common stock to be issued will be determined by dividing $11.7 million by the lower of: (a) the volume weighted average price per share of the Company's common stock for the 90 trading days immediately preceding the closing date; or (b) $4.10. The Notes will bear interest at the rate of 4% per annum payable quarterly in arrears. $900,000 principal amount of the Notes will have a maturity date 12 months from the closing and the remaining $900,000 principal amount of the Notes will have a maturity date 18 months from the closing. The Notes will be convertible at the option of the holders and will have a conversion price equal to the lower of: (a) the volume weighted average price of the Company's common stock for the 90 trading days immediately preceding the closing date; or (b) $4.10. The Company agreed to prepare and file a registration statement no later than 90 days from the closing date to register the resale of the common stock to be received by the Vinculum's shareholders in connection with the acquisition and use commercially reasonable efforts to cause the registration statement to become effective.

      As a condition precedent to closing the acquisition, the Company agreed to enter into an employment agreement with Scott Goodwin, Vinculum's President and Chief Executive Officer, whereby Mr. Goodwin will serve as the President of Telecommunications for the Company with a salary of $240,000 per year. Vinculum's shareholders also would have the right to appoint two members to the Company's board of directors.

      Completing the acquisition of Vinculum is subject to the execution of a definitive acquisition agreement with additional mutually acceptable terms and closing conditions. In the event either party terminates the letter of intent prior to the execution of a definitive agreement, it must pay the other party a break-up fee in the amount of $200,000 cash. However, neither party must pay a break-up fee if the letter of intent is terminated prior to the execution of a definitive agreement due to a breach of the letter of intent by the other party or any reason beyond the control of either respective party.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      Effective August 11, 2005, Steven J. Bodnar resigned from his position as a director of the Company.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number    Description
--------------    --------------------------------------------------------------
    10.1          Letter of Intent to acquire Vinculum Communications, Inc.


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

                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               IPEX, Inc.

Dated: August 15, 2005                         By:  /s/ Gerald Beckwith
                                                   -----------------------------
                                               Name:  Gerald Beckwith
                                               Title: Chief Executive Officer



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